Exhibit 99.1

VAREX IMAGING ANNOUNCES FINANCIAL RESULTS FOR
SECOND QUARTER OF FISCAL YEAR 2018

SALT LAKE CITY, Utah, May 3, 2018 - Varex Imaging Corporation (Nasdaq: VREX) today announced its financial results for the second quarter of fiscal year 2018.

Quarterly Highlights

•	Revenues increased 30% to $201 million

•	Gross margin was 35% | Adjusted gross margin* was 36%

•	Operating earnings margin was 9% | Adjusted operating earnings margin* was 12%

•	Net earnings were $0.32 per diluted share | Adjusted net earnings* were $0.45 per diluted share

“We had a strong quarter led by higher sales of our products for the CT, oncology and industrial markets. Our revenues increased significantly from the same quarter a year ago and, for comparative purposes, were up 5% year-over-year if revenues from the acquired imaging business had been included in the prior year quarter. Revenues from dental 3-D imaging digital detectors returned to historical levels in the second quarter,” said Sunny Sanyal, Chief Executive Officer of Varex Imaging Corporation.

Second Quarter Fiscal Year 2018 Results

Revenues for the second quarter of fiscal year 2018 increased 30% to $201 million compared to revenues of $155 million in the prior year quarter. Medical segment revenues increased 26% to $159 million in the second quarter of fiscal year 2018 from $126 million in the prior year quarter. Industrial segment revenues increased 47% to $43 million in the second quarter of fiscal year 2018 from $29 million in the prior year quarter.

Gross margin for the second quarter of fiscal year 2018 was $70 million or 35% of revenues compared to a gross margin of $58 million or 37% of revenues in the prior year quarter. Adjusted gross margin* for the second quarter of fiscal year 2018 was $73 million or 36% of revenues compared to $58 million or 38% of revenues in the prior year quarter. The decline in gross margin and adjusted gross margin* rates was primarily due to higher manufacturing costs related to industrial products as well as a shift in product mix in the medical segment.

R&D investment in the second quarter of fiscal year 2018 was 11% of revenues compared to 9% of revenues in the prior year quarter with the increase primarily related to customer projects for X-ray sources. SG&A expenses were 15% of revenues compared to 13% of revenues in the prior year quarter. The increase was due to a combination of higher stock-based compensation, first-year Sarbanes-Oxley preparation costs, insurance premiums, and HR and IT initiatives.

For the second quarter of fiscal year 2018, operating earnings were $17 million and operating margin was 9% compared to operating earnings of $24 million and operating margin of 15% in the prior year quarter. Adjusted operating earnings* were $24 million and adjusted operating margin* was 12% in the second quarter of fiscal year 2018 compared to adjusted operating earnings* of $26 million and adjusted operating margin* of 17% in the prior year quarter. The decline in operating margin and adjusted operating margin* reflected the lower gross margin rate and higher R&D investment that included the acceleration of planned innovation projects using a portion of the benefits of a lower corporate tax rate.

Interest expense for the second quarter of fiscal year 2018 was $6 million compared to $1 million in the prior year quarter. Other income in the second quarter of fiscal year 2018 was $4 million primarily due to income from investments in privately-held companies. The company’s effective tax rate was 21.5% for the second quarter of fiscal year 2018 compared to an effective tax rate of 33% in the prior year quarter.

Net earnings for the second quarter of fiscal year 2018 were $12 million, or $0.32 per diluted share, compared to net earnings of $15 million, or $0.40 per diluted share, in the prior year quarter. Adjusted net earnings* for the second quarter of fiscal year 2018 were $17 million, or $0.45 per diluted share, compared to $16 million, or $0.43 per diluted share, in the prior year quarter.

Year-To-Date Fiscal Year 2018

Revenues for the first six months of fiscal year 2018 increased 21% to $377 million compared to revenues of $312 million in same period of the prior year. Medical segment revenues increased 16% to $298 million and industrial segment revenues increased 45% to $80 million.

Gross margin for the first six months of fiscal year 2018 was $132 million or 35% of revenues compared to a gross margin of $116 million or 37% of revenues in the same period of the prior year. Adjusted gross margin* for the first six months of fiscal year 2018 was $136 million or 36% of revenues compared to $118 million or 38% of revenues in the same period of the prior year.

Balance Sheet

At the end of the second quarter of fiscal year 2018, cash and cash equivalents were $55 million. During the second quarter of fiscal year 2018, the company reduced its total debt outstanding by $37 million to end the quarter at $417 million. Cash flow from operations was $46 million for the year to date period of fiscal year 2018.

Varex Outlook

For fiscal year 2018, including contribution from a full year of the acquired imaging business, the company reiterates its expectations for revenues to grow by 13 to 14% from the prior fiscal year.

The company continues to expect adjusted net earnings* to be in the range of $1.82 to $1.92 per diluted share for fiscal year 2018.

Guidance for the company's net earnings per diluted share is provided on an adjusted basis only. This adjusted financial measure is forward-looking and the company is unable to provide a meaningful or accurate GAAP forecast of net earnings per diluted share without unreasonable effort due to the uncertainty of amounts and timing of unusual items, such as integration or restructuring costs.

Adjusted Non-GAAP Financial Measures

*Please refer to "Discussion of Adjusted Non-GAAP Financial Measures" below for a description of items excluded from the comparable GAAP measures.

Conference Call Information

Varex is scheduled to conduct its second quarter fiscal year 2018 conference call today at 3:00 p.m. Mountain Time. This call will be webcast live and can be accessed at the company's website at investors.vareximaging.com. Investors can also access this teleconference by dialing 1-877-524-8416 from anywhere in the U.S. or by dialing 1-412-902-1028 from non-U.S. locations. A replay of this quarterly teleconference will be available from May 3rd through May 17th and can be accessed at the company's website or by calling 1-877-660-6853 from anywhere in the U.S. or 1-201-612-7415 from non-U.S. locations - Passcode: 13678618.

About Varex

Varex Imaging Corporation is a leading innovator, designer and manufacturer of X-ray imaging components, which include X-ray tubes, digital detectors and other image processing solutions that are key components of X-ray imaging systems. With a 65+ year history of successful innovation, Varex’s products are used in medical imaging as well as in industrial and security imaging applications. Global OEM manufacturers incorporate the company’s X-ray sources, digital detectors, connecting devices and imaging software in their systems to detect, diagnose and protect. Headquartered in Salt Lake City, Utah, Varex employs approximately 2,000 people located at manufacturing and service center sites in North America, Europe, and Asia. For more information about Varex, visit vareximaging.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 12E of the Securities Exchange Act of 1934. Statements concerning industry or market outlook; the impact of the acquisition of the PerkinElmer imaging business on the company’s financial results; growth drivers; customer demand and acceptance of products or technology; R&D costs; the company’s future orders, revenues, product volumes, synergies, or earnings guidance or other expected future financial results or performance; and any statements using the terms “expect,” “intend,” “outlook,” “future,” “anticipate,” “will,” “could,” “believe,” “estimate,” “guidance,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties which could cause our actual results, performance, and financial condition to differ materially from our expectations. Such risks and uncertainties include the ability to effectively integrate the products of PerkinElmer's imaging business into the company’s product offerings and sales and marketing operations, recognize the intended benefits and synergies of the acquisition, and retain the services of key acquired personnel; global economic conditions; demand for and delays in delivery of products of the company or its customers; the company’s ability to develop, commercialize and deploy new products; the impact of reduced or limited demand by purchasers of certain X-ray products; the impact of competitive products and pricing; and the other risks listed from time to time in the company’s filings with the U.S. Securities and Exchange Commission, which by this reference are incorporated herein. Any forward-looking statements made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

# # #
For Information Contact:
Howard Goldman
Director of Investor & Public Relations
Varex Imaging Corporation
801.978.5274 | howard.goldman@vareximaging.com

VAREX IMAGING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three Months Ended		Six Months Ended
(In millions, except per share amounts)	March 30, 2018	March 31, 2017	March 30, 2018	March 31, 2017
Revenues:
Medical	$158.5	$125.7	$297.7	$257.4
Industrial	42.7	29.1	79.7	54.8
Total revenues	201.2	154.8	377.4	312.2
Gross margin:
Medical	53.5	44.6	99.9	91.5
Industrial	16.6	13.0	31.7	24.9
Total gross margin	70.1	57.6	131.6	116.4
Operating expenses:
Research and development	22.0	14.4	41.8	27.7
Selling, general and administrative	30.9	19.7	59.1	46.8
Total operating expenses	52.9	34.1	100.9	74.5
Operating earnings	17.2	23.5	30.7	41.9
Interest income	—	—	0.1	0.1
Interest expense	(5.6)	(1.0)	(11.1)	(1.6)
Other income (expense), net	4.1	(0.1)	3.1	0.3
Interest and other income (expense), net	(1.5)	(1.1)	(7.9)	(1.2)
Earnings before taxes	15.7	22.4	22.8	40.7
Taxes (benefit) on earnings	3.4	7.4	(1.1)	14.5
Net earnings	12.3	15.0	23.9	26.2
Less: Net earnings attributable to noncontrolling interests	0.1	—	0.3	0.1
Net earnings attributable to Varex	$12.2	$15.0	$23.6	$26.1
Net earnings per common share attributable to Varex
Basic	$0.32	$0.40	$0.62	$0.70
Diluted	$0.32	$0.40	$0.62	$0.69
Weighted average common shares outstanding
Basic	37.8	37.5	37.8	37.5
Diluted	38.4	37.8	38.3	37.8

VAREX IMAGING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In millions, except share amounts)	March 30, 2018	September 29, 2017
Assets
Current assets:
Cash and cash equivalents	$55.4	$83.3
Accounts receivable, net	129.2	163.6
Inventories, net	245.3	234.5
Prepaid expenses and other current assets	15.8	13.9
Total current assets	445.7	495.3
Property, plant and equipment, net	146.3	148.3
Goodwill	242.2	241.9
Intangibles assets	82.9	91.3
Investments in privately-held companies	51.7	52.3
Other assets	17.1	11.0
Total assets	$985.9	$1,040.1
Liabilities, Redeemable Noncontrolling Interests and Equity
Current liabilities:
Accounts payable	$53.5	$58.9
Accrued liabilities	53.5	62.4
Current maturities of long-term debt	20.0	20.0
Deferred revenues	10.0	10.5
Total current liabilities	137.0	151.8
Long-term debt	397.1	463.9
Deferred tax liabilities	19.6	29.5
Other long-term liabilities	7.9	4.7
Total liabilities	561.6	649.9
Commitments and contingencies
Redeemable noncontrolling interests	11.7	11.2
Stockholders' equity:
Preferred stock, $.01 par value: 20,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value:
Authorized shares - 150,000,000
Issued shares - 37,878,841 and 37,633,747
Outstanding shares - 37,878,841 and 37,633,747	0.4	0.4
Additional paid-in capital	348.8	342.7
Accumulated other comprehensive income	4.7	0.8
Retained earnings	58.7	35.1
Total stockholders' equity	412.6	379.0
Total liabilities, redeemable noncontrolling interests and Varex stockholders' equity	$985.9	$1,040.1

VAREX IMAGING CORPORATION
RECONCILIATION BETWEEN GAAP AND ADJUSTED NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Six Months Ended
(In millions, except per share amounts)	March 30, 2018	March 31, 2017	March 30, 2018	March 31, 2017
GROSS MARGIN RECONCILIATION
Revenues	$201.2	$154.8	$377.4	$312.2
Gross margin	$70.1	$57.6	$131.6	$116.4
Amortization of intangible assets	2.4	0.6	4.8	1.1
Adjusted gross margin	$72.5	$58.2	$136.4	$117.5
Gross margin %	34.8%	37.2%	34.9%	37.3%
Adjusted gross margin %	36.0%	37.6%	36.1%	37.6%

OPERATING EARNINGS RECONCILIATION
Operating earnings	$17.2	$23.5	$30.7	$41.9
Amortization of intangible assets (includes amortization impacts to cost of revenues)	4.2	1.3	8.4	2.6
Separation costs	—	—	—	2.9
Restructuring charges	1.7	—	1.7	0.1
Acquisition and integration related costs	0.4	0.6	0.8	0.9
Other non-operational costs	0.2	—	0.2	—
Total operating earnings adjustments	$6.5	$1.9	$11.1	$6.5
Adjusted operating earnings	$23.7	$25.4	$41.8	$48.4
Operating earnings margin	8.5%	15.2%	8.1%	13.4%
Adjusted operating earnings margin	11.8%	16.4%	11.1%	15.5%

NET EARNINGS AND DILUTED NET EARNINGS PER SHARE RECONCILIATION
Net earnings	$12.2	$15.0	$23.6	$26.1
Total operating earnings adjustments	$6.5	$1.9	$11.1	$6.5
Estimated annual effective tax rate(1)	21.7%	33.0%	23.8%	35.6%
Tax effects of operating earnings adjustments	$(1.4)	$(0.6)	$(2.6)	$(2.3)
Non-operational tax adjustments	$—	$—	$(6.1)	$—
Adjusted net earnings	$17.3	$16.3	$26.0	$30.3
Diluted net earnings per share	$0.32	$0.40	$0.62	$0.69
Adjusted diluted net earnings per share	$0.45	$0.43	$0.68	$0.80
Dilutive shares	38.4	37.8	38.3	37.8

(1) Estimated annual effective tax rate applied for the six-month period ended March 30, 2018 excludes discrete items related to estimated impacts from U.S. tax reform.

Discussion of Adjusted Non-GAAP Financial Measures
This press release includes adjusted non-GAAP financial measures derived from our Condensed Consolidated Statements of Earnings. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. These adjusted measures include: adjusted gross margin; adjusted operating earnings; adjusted operating earnings margin; adjusted net earnings; and adjusted net earnings per diluted share. We are providing a reconciliation above of each adjusted financial measure used in this earnings release to the most directly comparable GAAP financial measure. We are unable to provide without unreasonable effort a reconciliation of adjusted guidance measures to the corresponding GAAP measures on a forward-looking basis due to the potential significant variability and limited visibility of the excluded items discussed.

We utilize a number of different financial measures, both GAAP and adjusted, in analyzing and assessing the overall performance of our business, in making operating decisions, and forecasting and planning for future periods. We consider the use of the adjusted measures to be helpful in assessing the performance of the ongoing operation of our business by excluding unusual and one-time costs. We believe that disclosing adjusted financial measures provides useful supplemental data that allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing adjusted financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.
Adjustments to GAAP measures include the following items:
Amortization of intangible assets: We do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Purchase price accounting charges to cost of revenues: We may incur charges to cost of revenues as a result of acquisitions. We believe that excluding these charges allows the users of our financial statements to better understand the historic and current cost of our products, our gross margin, and also facilitates comparisons to peer companies.

Separation costs: We separated from Varian Medical Systems on January 30, 2017 and incurred non-operational expenses associated with the separation. We believe that excluding separation costs allows the users of our financial statements to better understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Restructuring charges: We incur restructuring charges that result from events, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Acquisition and integration related costs: We incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, changes in the fair value of contingent consideration liabilities, gain or expense on settlement of pre-existing relationships, etc. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business. We also incur expenses or benefits with respect to certain items associated with our acquisitions, such as integration costs relating to acquisitions for any costs incurred prior to closing and up to 12 months after the closing date of the acquisition.

Impairment charges: We may incur impairment charges that result from events, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business and such charges may limit the comparability of our on-going operations with prior and future periods. We did not incur any impairment charges during the periods presented.

Non-Operational Tax Adjustments: Certain tax items may be non-recurring, unusual, infrequent and directly related to an event that is distinct and non-reflective of the Company’s normal business operations, including the enactment of the Tax Cuts and Jobs Act in December 2017. These may include such items as the retroactive impact of significant changes in tax laws, including changes to statutory tax rates and one-time tax charges.

Other Non-Operational Costs: Certain items may be non-recurring, unusual, infrequent and directly related to an event that is distinct and non-reflective of the Company’s normal business operations. These may include such items as include legal settlements, environmental settlements, governmental settlements including tax settlements and other items of similar nature. We did not include any other non-operational costs during the periods presented.

Tax effect of Adjustments: We apply our GAAP consolidated effective tax rate to our adjusted financial measures as our historical annual consolidated effective tax rate has remained fairly consistent, and is expected to remain consistent for the foreseeable future. If applicable, this application of our effective tax rate excludes any discrete items related to tax reform any other Non-Operational Tax Adjustments including any tax settlements.